Continental Materials Corporation Reports Unaudited 2011 Results

CHICAGO, IL -- (Marketwire - February 27, 2012) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss from continuing operations of $1,923,000, $1.19 per share for the 2011 fiscal year on sales of $107,206,000. For the 2010 fiscal year, the company reported a net loss from continuing operations of $284,000, eighteen cents per share on sales of $114,284,000. The results for 2011 are unaudited.

The lower sales are primarily attributable to the depressed market conditions in the Concrete, Aggregates and Construction Supplies ("CACS") segment. A low level of construction activity resulted in lower concrete and aggregate shipments. Competitive pricing pressures also contributed to the decrease in this segment's revenues. Sales in this segment in 2011 were down by 18.8% compared to the prior year. Sales in the Heating and Cooling segment were 4.25% lower in 2011 compared to the prior year. A drop in fan coil sales, also reflecting the slow construction market, was partially offset by stronger furnace sales. Sales in the Evaporative Cooling segment were 10.3% higher in the current year.

The operating loss from continuing operations for 2011 was $2,288,000 compared to operating income of $445,000 in 2010. The operating deficit in 2011 reflects the low volume, reduced pricing levels and an increase in litigation expenses in the CACS segment. Expenses associated with the litigation related to an insurance claim concerning landslides at the Pikeview Quarry were $963,000 higher in 2011 compared to the prior year. The operating results of both the Heating and Cooling and Evaporative Cooling segment were substantially improved compared to 2010. The operating loss in 2011 includes $335,000 of expenses associated with a newly formed subsidiary of the Company that would be an exclusive distributor of a new product being developed and tested by a third party. There were no such expenses in 2010.

Net interest expense (exclusive of amortization of deferred financing costs) in 2011 was $558,000 compared to $812,000 in 2010. In 2011, the weighted average interest rate on outstanding funded debt, including the effect of an interest rate swap, was approximately 5.2% compared to 7.0% in 2010. Average outstanding funded debt in 2011 was $11,578,000 compared to $12,819,000 in 2010.

Sales in the fourth quarter of 2011 were down 3% compared to the fourth quarter of 2010. Sales in the CACS segment were 31% lower while sales in the other three segments were higher in the fourth quarter of 2011 compared to the prior year period. The operating loss in the fourth quarter of 2011 increased by $288,000. The operating loss of the CACS segment in the fourth quarter of 2011 was substantially higher. Operating results of the Company's two HVAC businesses improved. The Pikeview litigation expenses in the last three months of 2011 were $112,000 more than in the fourth quarter of 2010. The expenses associated with the newly formed subsidiary were $111,000 in the fourth quarter of 2011. There were no such expenses in the previous year's fourth quarter.

The income tax credit for fiscal year 2011 represents the estimated benefit of the current year loss. The income tax benefit reflects federal and applicable state income tax rates adjusted for non-deductible expenses, tax credits and other tax items.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 1, 2011 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                 UNAUDITED

                         Three Months Ended              Year Ended
                     December 31,   January 1,   December 31,   January 1,
                         2011          2011          2011          2011
                     ------------  ------------  ------------  ------------

Sales                $ 28,962,000  $ 29,751,000  $107,206,000  $114,284,000

Operating (loss)
 income                  (387,000)      (99,000)   (2,288,000)      445,000

Interest expense,
 net                     (166,000)     (190,000)     (763,000)   (1,017,000)

Other (expense)
 income                    (6,000)      (25,000)       19,000         2,000
                     ------------  ------------  ------------  ------------

Loss from continuing
 operations before
 income taxes            (559,000)     (314,000)   (3,032,000)     (570,000)

Benefit for income
 taxes                    189,000       189,000     1,109,000       286,000
                     ------------  ------------  ------------  ------------

Net loss from
 continuing
 operations              (370,000)     (125,000)   (1,923,000)     (284,000)

Loss from
 discontinued
 operation net of
 income taxes             (28,000)      (31,000)      (72,000)      (97,000)
                     ------------  ------------  ------------  ------------

Net loss             $   (398,000) $   (156,000) $ (1,995,000) $   (381,000)
                     ============  ============  ============  ============

Basic and diluted
 (loss) earnings per
 share:
  Continuing
   operations        $       (.23) $       (.08) $      (1.19) $       (.18)
  Discontinued
   operation                 (.02)         (.02)         (.04)         (.06)
                     ------------  ------------  ------------  ------------
                     $       (.25) $       (.10) $      (1.23) $       (.24)
                     ============  ============  ============  ============

Weighted average
 shares outstanding     1,623,000     1,599,000     1,617,000     1,599,000
                     ============  ============  ============  ============

CONTACT:
Mark S. Nichter
(312) 541-7207